EXHIBIT 12


                       UNITED DOMINION REALTY TRUST, INC.
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                  Three Months     Three Months
                                                     Ended             Ended
                                                   March 31,         March 31,
                                                      1996             1995
                                                --------------     ------------


Net income                                            $9,559          $6,150

Add:
  Portion of rents representative
    of the interest factor                                89              48
  Interest on indebtedness                            10,646          10,454
                                                =============      ============
    Earnings                                         $20,294         $16,652
                                                =============      ============

Fixed charges and preferred stock dividend:
  Interest on indebtedness                           $10,646         $10,454
  Capitalized interest                                   130              --
  Portion of rents representative
    of the interest factor                                89              48
                                                -------------      ------------
     Fixed charges                                    10,865          10,502
                                                -------------      ------------
Add:
  Preferred stock dividend                             2,428              --
                                                -------------      ------------

     Combined fixed charges and preferred
        stock dividend                               $13,293         $10,502
                                                =============      ============

Ratio of earnings to fixed charges                      1.87 x          1.59 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                       1.53            1.59